BABYLON HOLDINGS LIMITED

Adjustment to
2021 Equity Incentive Plan

The 2021 Equity Incentive Plan (the “Plan”), of Babylon Holdings Limited (the “Company”), is hereby adjusted as follows pursuant to Section 8(a) of the Plan as a result of the 1-for-25 reverse share split of the Shares (as defined in the Plan):

The number of Shares authorized for issuance under the Plan, as set forth in Section 4(a) of the Plan, is hereby decreased from 45,335,210 to 1,813,408, prior to adding Shares pursuant to the share recycling provision as set forth in Section 4(c)(ii) of the Plan or the evergreen feature as set forth in Section 4(a) of the Plan.

The number of Shares that may automatically added to the Plan each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, as set forth in Section 4(a) of the Plan, is hereby decreased from 45,335,210 to 1,813,408, or, if lesser, 5% of the total number of all classes of shares of the Company that have been issued as at December 31st of the preceding calendar year, in each case, subject to Applicable Laws (as defined in the Plan) and the Company having sufficient authorized but unissued shares.

The maximum number of unused Shares that may be added to the Share Reserve (as defined in the Plan) due to expiration, lapse, termination, exchange for cash, surrender, repurchase, cancellation or withholding to satisfy a tax withholding obligation of an option or options issued under the Prior Plans (as defined in the Plan) and subsisting as of the Effective Date (as defined in the Plan), as set forth in Section 4(c)(ii) of the Plan, is hereby decreased from 23,902,282 to 956,091.

The maximum number of Shares authorized for issuance under the Plan pursuant to the exercise of incentive stock options, as set forth in Section 4(d) of the Plan, is hereby decreased from 69,237,492 to 27,69,499.

This adjustment was approved by the Board of Directors of the Company and was effective as of December 15, 2022.